OPPENHEIMER MAIN STREET FUNDS, INC.

                              ARTICLES OF AMENDMENT


         Oppenheimer Main Street Funds, Inc., an open-end investment company registered under the Investment Company Act of 1940, as amended, organized as a Maryland corporation having its principal office in the State of Maryland in Baltimore City (hereinafter called the "Corporation"), hereby certifies that:

         FIRST: Pursuant to authority contained in Article FOURTH of the Corporation's Articles of Incorporation, all references in these Articles of Incorporation, as amended, to Oppenheimer Main Street California Tax-Exempt Fund are amended to read as "Oppenheimer Main Street California Municipal Fund."

         SECOND: These Articles of Amendment pertain solely to an amendment that may be made without shareholder approval as permitted by Maryland General Corporation Law section 2-605(a)(4).

         THIRD: These Articles of Amendment have been duly authorized and approved by the Board of Directors of the Corporation as set forth in Maryland General Corporation Law section 2-607.

         IN WITNESS WHEREOF, Oppenheimer Main Street Funds, Inc. has caused these Articles of Amendment to be executed by its Vice President and witnessed by its Assistant Secretary as of this 30th day of September, 1996. The undersigned Vice President of the Corporation acknowledges them to be the act of the Corporation and verifies and states under the penalties of perjury that, to the best of his knowledge, information and belief, the matters and facts set forth herein with respect to authorization and approval hereof are true in all material respects.

                                           Oppenheimer Main Street Funds, Inc.



                                           By:  /S/ Andrew J. Donohue
                                              ------------------------
                                              Vice President
WITNESS:



By: /S/ Robert Zack
---------------------
 Assistant Secretary